                            STOCK PURCHASE AGREEMENT

                                      among

                           THOMSON U.S. HOLDINGS INC.

                              SCS SUBSIDIARY, INC.

                                       and

                              ROBERT W. NOLAN, SR.

                          Dated as of December 19, 1995

                                TABLE OF CONTENTS

Section                                                                    Page
                                 ARTICLE I
                                DEFINITIONS

     1.01  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .      1
     1.02  Adjustments upon Changes in Capitalization. . . . . . . . . .      3

                                ARTICLE II
                             PURCHASE AND SALE

     2.01  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .      4
     2.02  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
     2.03  Closing Deliveries by Seller. . . . . . . . . . . . . . . . .      4
     2.04  Closing Deliveries by the Purchaser . . . . . . . . . . . . .      5

                                ARTICLE III
                            REPRESENTATIONS AND
                  WARRANTIES OF SELLER AS TO THE COMPANY

     3.01  Title to Stock. . . . . . . . . . . . . . . . . . . . . . . .      5
     3.02  Authority Relative to this Agreement. . . . . . . . . . . . .      5
     3.03  No Conflict; Required Filings and Consents. . . . . . . . . .      6
     3.04  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . .      6
     3.05  Absence of Litigation . . . . . . . . . . . . . . . . . . . .      6
     3.06  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .      6
     3.07  Merger Agreement. . . . . . . . . . . . . . . . . . . . . . .      7

                                ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     4.01  Corporate Organization. . . . . . . . . . . . . . . . . . . .      7
     4.02  Authority Relative to this Agreement. . . . . . . . . . . . .      7
     4.03  No Conflict; Required Filings and Consents. . . . . . . . . .      7
     4.04  Investment Intent . . . . . . . . . . . . . . . . . . . . . .      8
     4.05  Absence of Litigation . . . . . . . . . . . . . . . . . . . .      8
     4.06  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .      8

                                 ARTICLE V
                                 COVENANTS

     5.01  Irrevocable Proxy . . . . . . . . . . . . . . . . . . . . . .      9
     5.02  Merger Agreement. . . . . . . . . . . . . . . . . . . . . . .      9
     5.03  Standstill, Etc.. . . . . . . . . . . . . . . . . . . . . . .      9
     5.04  No Solicitation . . . . . . . . . . . . . . . . . . . . . . .      9
     5.05  Filings; Consents . . . . . . . . . . . . . . . . . . . . . .     10
     5.06  Public Announcements. . . . . . . . . . . . . . . . . . . . .     10
     5.07  Sales and Transfer Taxes. . . . . . . . . . . . . . . . . . .     10
     5.08  Guaranty by Parent. . . . . . . . . . . . . . . . . . . . . .     11
     5.09  Waiver of Appraisal Rights. . . . . . . . . . . . . . . . . .     11
     5.10  Further Assurances. . . . . . . . . . . . . . . . . . . . . .     11

                                ARTICLE VI
                           CONDITIONS TO CLOSING

     6.01  Conditions to the Obligations of Seller . . . . . . . . . . .     11
     6.02  Conditions to Obligations of Parent and the Purchaser . . . .     12

                                ARTICLE VII
                              INDEMNIFICATION

     7.01  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .     13
     7.02  Indemnification . . . . . . . . . . . . . . . . . . . . . . .     13
     7.03  Limitations on Indemnification. . . . . . . . . . . . . . . .     15

                               ARTICLE VIII
                     TERMINATION, AMENDMENT AND WAIVER

     8.01  Termination . . . . . . . . . . . . . . . . . . . . . . . . .     16
     8.02  Effect of Termination . . . . . . . . . . . . . . . . . . . .     16
     8.03  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .     17
     8.04  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

                                ARTICLE IX
                               MISCELLANEOUS

     9.01  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
     9.02  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .     18
     9.03  Entire Agreement; Headings. . . . . . . . . . . . . . . . . .     18
     9.04  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .     18
     9.05  Equitable Relief; Preservation of Remedies. . . . . . . . . .     19
     9.06  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . .     19
     9.07  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .     19
     9.08  Severability. . . . . . . . . . . . . . . . . . . . . . . . .     19
     9.09  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . .     19
     9.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .     20

         STOCK PURCHASE AGREEMENT (the "Agreement") dated as of December 19, 1995, among ROBERT W. NOLAN, SR. ("Seller"), THOMSON U.S. HOLDINGS INC. ("Parent"), a Delaware corporation, and SCS SUBSIDIARY, INC., a Delaware corporation (the "Purchaser").

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Purchaser and SCS/Compute, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions thereof, for the acquisition of the Company by Parent through a cash tender offer by Purchaser (the "Offer") for all outstanding shares of Common Stock, par value $.10 per share (the "Common Stock") at a price of $ 6.75 per share net to the seller in cash, and, subsequent to consummation of the Offer and the transactions contemplated by this Agreement, the merger of Purchaser with and into the Company (the "Merger"), pursuant to which each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the price per share paid in the Offer (the "Offer Price") in cash; and

         WHEREAS, the Seller acknowledges and agrees that he has executed and delivered this Agreement in order to induce Parent and Purchaser to enter into the Merger Agreement;

         WHEREAS, Seller is the beneficial and of record owner of 1,082,570 shares of Common Stock (the "Shares"); and

         WHEREAS, Stockholder desires to sell to the Purchaser and the Purchaser desires to purchase from Seller, the Shares;

         NOW, THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         (a) "Agreement" has the meaning set forth in the preamble.

         (b) "Claims Notice" has the meaning set forth in Section 7.02(c).

         (c) "Closing" has the meaning set forth in Section 2.02.

         (d) "Closing Date" has the meaning set forth in Section 2.02.

         (e) "Common Stock" has the meaning set forth in the recitals.

         (f) "Company" has the meaning set forth in the recitals.

         (g) "Department of Justice" means the Antitrust Division of the United States Department of Justice.

         (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (i) "FTC" means the Federal Trade Commission.

         (j) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         (k) "Indemnified Person" has the meaning set forth in Section 7.02(c).

         (l) "Indemnifying Party" has the meaning set forth in Section 7.02(c).

         (m) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         (n) "Lien" means any security interest, lien (including tax lien), pledge, claim (other than a pending lawsuit), charge, escrow, encumbrance, option, forfeiture, penalty, restriction, right of first refusal, action in law or equity, community property right or other marital right, mortgage, security agreement, voting trust, transfer restriction under any shareholder agreement or similar agreement, arrangement, contract, commitment, understanding or obligation, whether or not relating in any way to credit or the borrowing of money.

         (o) "Loss" means any expense (including reasonable attorneys' fees and disbursements), fine, penalty, loss, claim, damage, liability, suit, deficiency, judgment or amount paid in settlement, including, without limitation, any thereof in connection with any threatened, pending or completed claim, dispute, suit, proceeding or investigation (whether civil, criminal, administrative, investigative or otherwise).

         (p) "Material Adverse Effect", when used in connection with any party to this Agreement, means any change or effect that, when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by such party in this Agreement is, or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of that party.

         (q) "Merger Agreement" has the meaning set forth in the recitals.

         (r) "Offer" has the meaning set forth in the preamble.

         (s) "Parent" has the meaning set forth in the preamble.

         (t) "Person" means any corporation, partnership, person or other entity or group.

         (u) "Purchaser" has the meaning set forth in the preamble.

         (v) "SEC" means the Securities and Exchange Commission.

         (w) "Seller" has the meaning set forth in the preamble.

         (x) "Shares" has the meaning set forth in the recitals.

         (y) "Tax" or "Taxes" means all income, gross receipts, sales, ad valorem, use, employment, franchise, profits, environmental, recording, property, excise, gains or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         (z) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (aa) "1933 Act" means the Securities Act of 1933, as amended.

         (bb) "Transactions" means all of the transactions provided for under this Agreement.

         SECTION 1.02 Adjustments upon Changes in Capitalization. For all purposes of this Agreement, "the Shares" shall mean and include a share of Common Stock in the form existing on the date hereof and all securities or property (excluding regular quarterly cash dividends) issued or exchanged with respect thereto from and after the date of this Agreement upon any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Company's capital stock or any other similar change in its capital structure. In the event of any such change in the number of shares of Common Shares, the number and kind of Shares shall be appropriately adjusted to restore to the Purchaser its rights and privileges hereunder. The rights of Purchaser under this Section 1.02 shall be in addition to, and shall in no way limit, its rights against the Company for breach by the Company of the Merger Agreement.


                                   ARTICLE II
                                PURCHASE AND SALE

         SECTION 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and deliver to the Purchaser, and the Purchaser agrees to purchase from Seller, the Shares. The purchase price for each of the Shares shall be equal to $ 6.75 (or, if higher, the highest price paid for any share of Company Common Stock by Parent or any of its Affiliates pursuant to the Offer).

         SECTION 2.02 Closing. Subject to the terms and conditions of this Agreement, the sales and purchases of the Shares contemplated hereby will take place at a closing (the "Closing") at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 at 10:00 A.M., New York City time, on January 31, 1996, or at such other time or on such other date as to which the parties may agree. The time and date upon which the Closing occurs are herein called the "Closing Date". The parties hereto agree that in the event that the Purchaser shall purchase Common Stock pursuant to the Offer, the Closing shall take place, subject to the terms and conditions hereof, immediately after the expiration of the Offer.

         SECTION 2.03 Closing Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to the Purchaser:

         (a) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed; and

         (b) a certificate signed by Seller stating that, (i) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing and (ii) the covenants and agreements contained in this Agreement to be complied with by Seller at or prior to the Closing shall have been complied with.

         SECTION 2.04 Closing Deliveries by the Purchaser. At the Closing, the Purchaser will deliver or cause to be delivered to Seller:

         (a) the aggregate purchase price payable pursuant to Section 2.01, by check or wire transfer, in immediately available funds; and

         (b) a certificate of the Purchaser signed by a duly authorized officer of the Purchaser stating that (i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing except where the failure to be so true and correct would not have a material adverse effect of the ability of the Purchaser to consummate the transactions contemplated by this Agreement (the "Transactions"), and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects except where the failure to so comply would not have a material adverse effect on the ability of the Purchaser to consummate the Transactions.


                                   ARTICLE III
                               REPRESENTATIONS AND
                     WARRANTIES OF SELLER AS TO THE COMPANY

         Seller represents and warrants to Parent and the Purchaser as follows:

         SECTION 3.01 Title to Stock. Except as set forth on Schedule 3.01, Seller is the lawful owner (both beneficially and of record) of the Shares and Seller has good and valid title to such Shares. At the Closing, Seller will be the lawful owner (both beneficially and of record) of the Shares and will have good and valid title to such Shares and will have the right, power and capacity to sell, assign, transfer and deliver the same to the Purchaser pursuant to this Agreement, free and clear of all Liens. Upon delivery of the Shares to the Purchaser as provided in Article II, the Purchaser will have good and valid title to and ownership of the Shares, free and clear of all Liens, and such capital stock will be fully paid and nonassessable.

         SECTION 3.02 Authority Relative to this Agreement. Seller has the full right, capacity and power to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law) and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the Court before which any proceeding therefor may be brought.

         SECTION 3.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller.

         (b) The execution and delivery of the Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) filing the pre-merger notification and report forms with respect to the transactions contemplated by this Agreement under the HSR Act, (ii) filings required to be made with the SEC pursuant to the rules and regulations of the 1934 Act and applicable state takeover laws, or (iii) filings with the Nasdaq Small Cap Market or the National Association of Securities Dealers, Inc.

         SECTION 3.04 Compliance. Seller is not in default or violation of, any law, rule, regulation, order, judgment or decree applicable to Seller that would materially impair the ability or obligation of Seller to perform fully on a timely basis his obligations under this

Agreement.

         SECTION 3.05 Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Seller, threatened against, relating to or affecting Seller, the Company, or any of their respective properties or rights, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that, if determined adversely to Seller or the Company, would materially impair the ability or obligation of Seller to perform fully on a timely basis his obligations under this Agreement.

         SECTION 3.06 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by and on behalf of Seller.

         SECTION 3.07 Merger Agreement. All the representations and warranties set forth in Article III of the Merger Agreement are true, complete and correct.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Parent and the Purchaser, jointly and severally, represent and warrant to Seller as follows:

         SECTION 4.01 Corporate Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         SECTION 4.02 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of each of Parent and the Purchaser enforceable against each of Parent and the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law) and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the performance of this Agreement by Parent and the Purchaser will not, at the time of closing, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or the Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent or the Purchaser from performing their respective obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Parent and the Purchaser do not and the performance of this Agreement by Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority to be obtained or made by Parent or the Purchaser, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the HSR Act (ii) filings with the Nasdaq Small Cap Market and the NASD filings required under the laws of foreign jurisdictions and
(iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or the Purchaser from performing their respective obligations under this Agreement.

         SECTION 4.04 Investment Intent. The Purchaser will acquire the Shares for investment purposes only and not with a view to any resale or distribution thereof and will not sell any Shares purchased pursuant to this Agreement except in compliance with applicable federal and state securities laws.

         SECTION 4.05 Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the best knowledge of the Parent or the Purchaser, threatened against the Parent or the Purchaser or any property or asset of the Parent or the Purchaser before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that, if determined adversely to Parent or the Purchaser, would materially impair the ability of Parent or the Purchaser to perform fully on a timely basis their respective obligations under this Agreement. As of the date hereof, neither the Parent nor the Purchaser is subject to any order, writ, judgment, injunction, decree, determination or award that if determined adversely to Parent or the Purchaser, would materially impair the ability of Parent or the Purchaser to perform fully on a timely basis their respective obligations under this Agreement.

         SECTION 4.06 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Merger Agreement based on arrangements made by and on behalf of the Purchaser.


                                    ARTICLE V
                                    COVENANTS

         SECTION 5.01 Irrevocable Proxy. Seller hereby irrevocably appoints Purchaser, with full power of substitution and resubstitution, as Seller's agent, attorney and proxy, during the term of this Agreement, to vote, or give consents with respect to, all of the Shares owned by Seller in favor of the Merger Agreement and the transactions contemplated thereby and against (a) any other proposal for the acquisition of the Company or its assets or a merger or other business combination of the Company with any third party or (b) any other proposal that would, or is reasonably likely to, result in any of the conditions to Purchaser's obligations under this Agreement not being fulfilled. Seller intends this proxy to be irrevocable and coupled with an interest. Seller hereby revokes any proxy previously granted with respect to Seller's Shares. Seller's proxy granted pursuant to this Section 5.01 shall terminate and be revoked upon any termination of this Agreement in accordance with its terms.

         SECTION 5.02 Merger Agreement. Seller shall not, in his capacity as stockholder of the Company, take any action or omit to take any action that is inconsistent with compliance by the Company with the terms of the Merger Agreement in all respects.

From the date hereof through the Closing Date, Seller shall use his reasonable best efforts to cause (i) the Company to fulfill all of its obligations under the Merger Agreement and (ii) the representations and warranties contained in
Article III of the Merger Agreement to continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Seller shall promptly notify, or cause to be notified, the Purchaser of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement or of the Merger Agreement.

         SECTION 5.03 Standstill, Etc. From the date hereof to the Closing Date, Seller covenants and agrees that, without the prior written consent of the Purchaser, he will not (i) sell, tender pursuant to the Offer or any other tender offer, pledge, encumber, assign, transfer, exchange or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, tender, pledge, encumbrance, assignment, transfer, exchange or disposition of, any of the Shares; (ii) acquire any additional shares of Company Common Stock or warrants, options or other rights to purchase any shares of Company Common Stock; or (iii) grant any proxies (other than pursuant to Section 5.01) with respect to the Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

         SECTION 5.04 No Solicitation. From the date hereof to the Closing Date, Seller shall not, directly or indirectly, solicit, initiate or encourage any discussions of, or submission of proposals or offers from any person, relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall promptly notify the Purchaser if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal.

         SECTION 5.05 Filings; Consents. (a) Seller, Parent and the Purchaser will promptly file, or cause to be filed, with the FTC and the Department of Justice, pursuant to the HSR Act, all requisite documents and notifications in connection with the sale of the Shares pursuant to this Agreement. Each of Parent and the Purchaser will make or cause to be made all such other filings and submissions, if any, under laws and regulations applicable to Parent and the Purchaser as may be required of each of them for the consummation of the purchase of the Shares pursuant to this Agreement. Seller will make or cause to be made all such other filings and submissions under laws and regulations applicable to Seller, if any, as may be required of Seller for the consummation of the sale of the Shares pursuant to this Agreement. Each of the parties hereto agrees that it will coordinate and cooperate with the other parties hereto in exchanging such information and providing such reasonable assistance as may be requested in connection with all of the foregoing.

         (b) Parent, the Purchaser and Seller will use their respective reasonable best efforts to obtain, prior to the Closing, all consents and approvals which are necessary to the consummation of the Transactions.

         SECTION 5.06 Public Announcements. Seller, Parent and the Purchaser will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

         SECTION 5.07 Sales and Transfer Taxes. Seller shall pay any stock transfer taxes and any real property gains and transfer taxes relating to the sale, acquisition, conveyance, transfer and delivery of the Shares that are sold to the Purchaser hereunder. The Purchaser and Seller shall cooperate with respect to the filing of any returns, reports or other filings due in connection with such Taxes.

         SECTION 5.08 Guaranty by Parent. In consideration of the covenants, agreements and undertakings of Seller contained in this Agreement, Parent hereby guarantees to Seller, and his successors and assigns, the full, prompt and complete payment and performance by the Purchaser of all of the covenants, conditions and agreements of the Purchaser contained in this Agreement. Parent hereby waives all notice of default by the Purchaser or notice of acceptance of this Agreement by Seller, and consents to any extension that may be given by Seller to the Purchaser of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection.

         SECTION 5.09 Waiver of Appraisal Rights. Seller hereby waives any right he may have to demand appraisal pursuant to Section 262 of the Delaware General Corporation Law in connection with the Merger.

         SECTION 5.10 Further Assurances. At any time and from time to time for a reasonable period of time after the Closing, at the Purchaser's reasonable request, Seller will duly execute, acknowledge and deliver all such further and other assurances and documents, and will take such other action consistent with the terms of this Agreement, at Seller's expense, for the purpose of better assigning, transferring and conveying to the Purchaser, or reducing to the Purchaser's possession, any or all of the Shares.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         SECTION 6.01 Conditions to the Obligations of Seller. The obligations of Seller to consummate the purchase and sale contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller:

         (a) Representations and Warranties; Covenants. All representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date (except for those representations and warranties made as of a certain date, in which case, as of that date), with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties made as of a certain date, in which case, as of that date), except where the failure of any representations or warranties to be true and correct would not, either individually or in the aggregate, materially impair the ability or obligation of Parent and Purchaser to perform fully on a timely basis their respective obligations under this Agreement, and all material covenants contained in this Agreement to be complied with by Parent and the Purchaser on or before the Closing Date shall have been complied with in all material respects.

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or been terminated.

         (c) No Order. No United States, state or foreign governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of the Shares illegal or otherwise prohibiting consummation of the Transactions.

         (d) The Merger Agreement. The Merger Agreement shall not have been terminated, prior to the acceptance for payment by Purchaser of any shares of Company Common Stock pursuant to the Offer, by the Company as a result of a material breach by Parent or Purchaser of its respective obligations under the Merger Agreement.

         SECTION 6.02 Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to consummate the purchases and sales contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by them:

         (a) Representations and Warranties; Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date (except for those representations and warranties made as of a certain date, in which case, as of that date), with the same force and effect as if made as of the Closing Date (except for those representations and warranties made as of a certain date, in which case, as of that date), except where the failure of any representations or warranties to be true and correct would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and all material covenants contained in this Agreement to be complied with by Seller on or before the Closing Date shall have been complied with in all material respects.

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or been terminated.

         (c) No Order. No United States, state or foreign governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of Shares illegal or otherwise prohibiting consummation of the Transactions.

         (d) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on the Company.

         (e) Key Employee; Employment Agreement. Seller shall have continued to be employed as Chief Executive Officer of the Company with duties and responsibilities comparable to the duties and responsibilities he has performed in the past and shall have executed and delivered to the Company the Employment Agreement substantially in the form attached hereto as Exhibit A.

         (f) Conditions to Offer. All conditions to Purchaser's obligation to accept for payment shares of Company Common Stock tendered pursuant to the Offer shall have been satisfied.


                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties hereto, for a period of two years after the Closing Date, except for the representations and warranties contained in Sections 3.01 and 3.02, which shall survive the Closing Date without limitation. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser or Parent. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser or Parent to Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. The covenants and agreements of the parties hereto shall survive the Closing and shall remain in full force and effect, regardless of any investigation of any of the parties hereto.

         SECTION 7.02 Indemnification. (a) Subject to the other terms and conditions of this Agreement and as an adjustment to purchase price, Seller agrees to indemnify Parent and any subsidiary or affiliate thereof, whether now or thereafter such a subsidiary or affiliate, and any director, officer or employee of any thereof against and hold each of them harmless from all Losses arising out of the breach of any representation or warranty of Seller, or any covenant or agreement of Seller herein. Anything in Section 7.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Seller for breach of any representation or warranty, unless notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the statute of limitations with respect to such representation or warranty expires.

         (b) Subject to the other terms and conditions of this Agreement, Parent and the Purchaser agree, jointly and severally, to indemnify Seller against and hold Seller harmless from all Losses arising out of the breach of any representation or warranty in Section 4.04 or 4.06 or any covenant or agreement of Parent and the Purchaser herein. Anything in Section 7.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Parent or the Purchaser for breach of any representation or warranty unless notice of such claim or action is received by Parent or the Purchaser describing the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the statute of limitations with respect to such representation or warranty expires.

         (c) Promptly after receipt by any party hereto (the "Indemnified Person") of notice of any demand, claim or circumstances which, with lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss, the Indemnified Person shall give notice thereof (the "Claims Notice") to any party or parties obligated to provide indemnification pursuant to this
Section 7.02 (the "Indemnifying Party"). The Claims Notice shall describe such threatened claim or demand in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Person. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim, the Indemnified Person may participate in such defense, but in such case the expenses of the Indemnified Person shall be paid by the Indemnified Person; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Person, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Person and the Indemnitor, then the Indemnified Person shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Person determines counsel is required, at the expense of the Indemnitor. Such Indemnified Person shall cooperate with the Indemnifying Party in the defense or settlement thereof, and shall make available to the Indemnifying Party any documents or other papers within its control that are necessary or appropriate for such defense, and the Indemnifying Party shall reimburse the Indemnified Person for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim, the Indemnified Person shall not pay, or permit to be paid, any part of any claim arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the last sentence of this Section 7.02(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Person for such liability. If the Indemnifying Party shall fail to defend, or if after commencing or undertaking any such defense fails to prosecute or withdraws from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Person assumes the defense of any such claim or proceeding pursuant to this Section 7.02(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Person shall give the Indemnifying Party prompt notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

         (d) Without limiting any other remedy available to any Indemnified Person, each Indemnified Person that shall have suffered a Loss as to which it shall be entitled to indemnification, shall be entitled to satisfy, either in whole or in part, such right to indemnification by setting off or recouping the amount of such Loss, or any portion thereof, against any obligation that any Indemnified Person or any affiliate thereof shall have to pay money to Seller, including, without limitation, any amounts owed by Parent or the Purchaser to Seller pursuant to any employment contract of Seller.

         SECTION 7.03 Limitations on Indemnification. (a) Notwithstanding any provision to the contrary contained in this Agreement, the indemnifications in favor of the Purchaser and Parent contained in Section 7.02(a) herein shall not be effective until the aggregate dollar amount of all Losses indemnified against under such section exceeds $100,000; provided, however, that the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in this Article VII shall be an amount equal to $2,000,000 with respect to any Losses in connection with a breach of the representation and warranty set forth in Section 3.07 and the aggregate purchase price paid to Seller pursuant to Section 2.01 with respect to all other Losses.

         (b) Notwithstanding any provision to the contrary contained in this Agreement, the indemnifications in favor of the Seller contained in Section 7.02(b) herein shall not be effective until the aggregate dollar amount of all Losses indemnified against under such section exceeds $100,000; provided, however, that the maximum amount of indemnifiable Losses which may be recovered from the Purchaser and Parent arising out of or resulting from the causes enumerated in this Article VII shall be an amount equal to the aggregate purchase price paid to Seller pursuant to Section 2.01 with respect to all Losses.

         (c) To the extent that an indemnification obligation pursuant to one of the provisions of Section 7.02 herein overlaps with an indemnification obligation pursuant to any other provision of Section 7.02 herein or any other provision of this Agreement, the party seeking such indemnification shall be entitled to only one of such indemnification payments.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) By the mutual written consent of Seller and the Purchaser;

         (b) By either party, if the Closing shall not have occurred by March 31, 1996; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (c) By the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect on the Company,
     (ii) any material representation or warranty of Seller contained in this Agreement shall not have been true and correct when made or deemed made,
     (iii) Seller shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or
     (iv) Seller, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

         (d) by Seller if, prior to the acceptance for purchase by Purchaser of any shares of Company Common Stock pursuant to the Offer, the Company shall terminate the Merger Agreement as a result of a material breach by Parent or Purchaser of its respective obligations thereunder; or

         (e) by Parent and Purchaser upon termination of the Offer or the Merger Agreement in accordance with the terms thereof for any reason other than a material breach by Parent or Purchaser of their respective obligations thereunder.

         SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.04 and (b) nothing herein shall relieve either party from liability for any breach hereof.

         SECTION 8.03 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller, Parent and the Purchaser.

         SECTION 8.04 Waiver. At any time prior to the Closing, any party hereto may (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(b) waive compliance by the other party with any of the agreements or conditions contained herein. Any such waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.


                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.01 Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given when so telegraphed, telexed or, if sent by facsimile transmission, answerback received, or if mailed, two days after deposit in the United States mails, or if personally delivered, addressed to the parties as follows:

         Parent or the Purchaser:

               Thomson U.S. Holdings Inc.
               c/o The Thomson Corporation
               Metro Center at One Station Place
               Stamford, Connecticut  06902
               Attention:  General Counsel
               Telecopier:  (203) 348-5718

         With a copy to:

               Research Institute of America
               90 Fifth Avenue
               New York, New York  10011
               Attention:  Euan C. Menzies
               Telecopier:  (212) 377-4277

         And a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  David W. Heleniak,  Esq.
               Telecopier:  (212) 848-7179

         Seller:

               Robert W. Nolan, Sr.
               2252 Welsch Industrial Court
               St. Louis, Missouri  63146
               Telecopier:  (314) 432-7308

         With a copy to:

               Peper, Martin, Jensen, Maichel and Hetlage
               720 Olive Street, 24th Floor
               St. Louis, Missouri  63101
               Telecopier:  (314) 621-4834
               Attention:  John R. Short, Esq.

Any party may change its above address and attorney for notices upon written notice to the other parties in accordance with this Section 9.01.

         SECTION 9.02 Assignment. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors, heirs and assigns. This Agreement, however, may not be assigned by any party without the prior written consent of the other parties.

         SECTION 9.03 Entire Agreement; Headings. This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede and cancel all prior and contemporaneous agreements, whether written or oral, between such parties dealing with the subject matter hereof. Section and paragraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         SECTION 9.04 Fees and Expenses. All costs and expenses incurred in connection with this Agreement (i) by Parent and the Purchaser shall be paid by Parent and the Purchaser and (ii) by Seller shall be paid by the Company, whether or not the transactions contemplated hereby are consummated.

         SECTION 9.05 Equitable Relief; Preservation of Remedies. If either Seller on the one hand, or the Purchaser on the other hand, commits a breach, or threatens to commit a breach, of its obligations to consummate the transactions provided for herein, the other party shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Seller on the one hand, and the Purchaser on the other, and that money damages will not provide an adequate remedy to the other party.

         SECTION 9.06 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person who or entity which is not a party or an assignee of a party to this Agreement.

         SECTION 9.07 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

         SECTION 9.08 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         SECTION 9.09 Consent to Jurisdiction. Seller, Parent and the Purchaser each hereby irrevocably and unconditionally:

         (a) Submits itself in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect hereof, to the non- exclusive jurisdiction of the courts of the State of New York located in the City of New York and the courts of the United States of America for the Southern District of New York, and Appellate courts from any thereof, and consents and agrees to such action or proceeding being brought in such courts;

         (b) Confirms that its obligations hereunder are wholly commercial in nature, waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding relating to this Agreement or any claim that it is not personally subject to the jurisdiction of the courts named in paragraph (a) above;

         (c) Waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         SECTION 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   THOMSON U.S. HOLDINGS INC.

                                   By: /s/ Nigel R. Harrison
                                     Name: Nigel R. Harrison
                                     Title: Executive Vice President


                                   SCS SUBSIDIARY, INC.


                                   By: /s/ Nigel R. Harrison
                                     Name: Nigel R. Harrison
                                     Title: Treasurer


                                    /s/ Robert W. Nolan, Sr.
                                   Robert W. Nolan, Sr.

                                Consent of Spouse

         The undersigned, as the spouse of Robert W. Nolan, Sr., who is a signatory of the foregoing Stock Purchase Agreement, hereby consents to, confirms and ratifies any sale by her spouse of any Shares contemplated by the foregoing Stock Purchase Agreement, and for purposes of any community property laws and all other laws, conveys all her right, title and interest in and to such Shares to the purchaser of such Shares.



                                    /s/  Lou Ann Nolan